UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On July 1, 2019, the Rice Group issued the following press release and posted it to https://eqtpathforward.com/:

RICE TEAM WELCOMES PUBLIC SUPPORT FROM TOP 10 SHAREHOLDERS AND ISS

Leading Proxy Advisory Firm ISS and Shareholders Kensico and D.E. Shaw Support All Seven Rice Team Director Nominees and the Five EQT Nominees Supported by Rice Team

EQT Stock Price Increased 10% the Trading Day After Public Announcement of ISS Recommendation and Kensico Support

Investors Urged to Vote the WHITE Proxy Card for Rice Nominees

CARNEGIE, PA, July 1, 2019 – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today issued the following statement in response to the recent recommendation of Institutional Shareholder Services (“ISS”) and statements of support from Kensico Capital Management (“Kensico”) and the D.E. Shaw Group (“D.E. Shaw”) for the Rice Team nominees and plan for EQT. ISS recommended that its investor clients vote for all of the Rice Team nominees on the WHITE universal proxy card. Kensico and D.E. Shaw — both top ten shareholders of EQT — have publicly stated they intend to vote for all of the Rice Team’s nominees.

“We are extremely pleased by the opinion of the leading proxy advisory firm, ISS, and by the public support from two top ten EQT shareholders,” said Toby Z. Rice. “As encouraging was last Friday’s 10% stock market reaction to the news of this support. EQT’s stock has not had a day like that in years. The significant positive stock price reaction indicates to me that a broad group of shareholders believe the change the Rice Team is offering will create significant value for EQT. Now shareholders can join Kensico and D.E. Shaw and choose this superior path forward for EQT.”

In its 49–page analysis and report, ISS concluded that “substantial change at the board level is required” and that “more critically, the concerns identified in our analysis and raised by the [Rice Team] suggest that change may also be necessary at the operational level – and with a greater degree of urgency – a notion that underpins the [Rice Team’s] campaign for board control.”*

ISS also expressed its view that the Rice Team’s “detailed plan provides a compelling blueprint for effecting a turnaround that goes well beyond an incremental approach to cost structure improvements.”* As ISS noted, “[b]y contrast, the incumbent management team has failed to advance turnaround efforts at a satisfactory pace for shareholders, has identified target initiatives that are vague and unambitious (particularly when considered in the context of EQT's deterioration since the RICE merger), and has failed to communicate with shareholders in an effective manner.”* ISS also noted that this “pattern of ineffective communication – which has included ad hominem attacks that appear short on substance – makes it difficult for shareholders to understand the prospects of EQT under the current leadership team, and likewise makes it challenging for shareholders to have faith in the board's willingness and ability to make the tough decisions required in a turnaround effort on their behalf.”*

One of EQT’s largest shareholders, Kensico, has publicly stated it will vote for all of the Rice Team nominees. In doing so, Kensico noted that “[t]his vote is a rare opportunity to set EQT on a new path with proven operators who have had a stellar track record of success” and that Kensico “strongly believe[s] the incumbent management team’s plan is inadequate compared to what could be achieved by the Rice team.”*

Similarly, long-term EQT shareholder D.E. Shaw has publicly said “[a]fter carefully evaluating the proposals and track records on both sides, we are fully convinced that the proven talent on the Rice team is the best and most reliable choice to successfully operate these assets going forward. We believe their plan is credible, reflects the current dynamics of operating in Appalachia, and would catapult EQT to be among the lowest-cost operators in the basin.” D.E. Shaw went on to conclude that the “Rice team and their director nominees represent a superior option that offers the lowest-risk path towards realizing the full potential of EQT’s assets.”*

“We believe ISS and these long-term, respected shareholders have it right,” said Mr. Rice. “We encourage all EQT shareholders to join them and us in creating a new path forward for EQT by voting for all seven of our nominees on our white universal proxy card.”

The Rice Team has a detailed plan for transforming EQT, which is available here. Transforming EQT can only be executed if a majority of the Board of EQT is changed at the annual meeting. Accordingly, the Rice Team urges all shareholders to vote for all of the Rice Team nominees on the WHITE universal proxy card.

VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES

AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

The Rice Team encourages shareholders to review its proxy materials, shareholder letters and its analysis of EQT, all of which are available at www.EQTPathForward.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

*Permission to use quotations neither sought nor obtained from ISS, D.E. Shaw or Kensico.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com